                                  EXHIBIT 9(a)
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                                AGENCY AGREEMENT


         THIS AGREEMENT, made this 14th day of May, 1970, by and between SENTRY
                                   ----        ---------
FUND, INC., a Maryland corporation (hereinafter called the "Fund"), and SENTRY EQUITY SERVICES, INC., a Delaware corporation (hereinafter called "Services Inc."),


                                  WITNESSETH:

         1. Appointment. Services Inc. is hereby appointed, effective May 14, 1970, as agent for the Fund, to issue, redeem and transfer the Fund's Capital Stock, $1.00 par value (hereinafter called the "Shares"), to disburse investment income and capital gains distributions with respect to such Shares, to administer the Fund's periodic purchase, withdrawal and other plans, to mail proxy and other materials to the Fund's shareholders upon the terms and conditions set forth herein, and to perform such other and further duties as are agreed upon between the parties from time to time.

         2. Basic Documents. In connection with the appointment of Services Inc. as Agent hereunder, the Fund shall file with Services Inc. prior to May 22, 1970, the following documents:

                 A. A certified copy of the Articles of Incorporation of the
                    Fund and all amendments thereto;

                 B. A certified copy of the By-laws of the Fund;

                 C. A certified copy of the resolution of the Board of
                    Directors of the Fund authorizing this Agreement;
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                 D. Specimens of all forms of stock certificates as approved by the Board of Directors of the Fund with a certificate of the Secretary of the Fund as to such approval;

                 E. Samples of all account application forms and other
                    documents relating to shareholders' accounts, including terms of the Sentry Periodic Purchase Plan, Sentry Systematic Withdrawal Plan and Letter of Intent;

                 F. Certified copies of any resolutions of the Board of
                    Directors authorizing the issue of authorized but unissued Shares;

                 G. An opinion of counsel for the Fund with respect to the
                    validity of the Shares, the number of Shares authorized and the number of Shares with respect to which a Registration Statement has been filed and is in effect;

                 H. A list of all shareholders as of May 14, 1970, showing
                    names, addresses, number of Shares owned, and taxpayer identification numbers all certified by the Secretary of the Fund and shareholder ledger cards showing certificate numbers and dates of issue;

                 I. A certificate of incumbency bearing the signatures of the officers of the Fund who are authorized to sign stock certificates, to sign checks and to sign written instructions to Services Inc.

3. Additional Documentation. The Fund will also furnish from time to time the following documents:

                 A. Certified copies of each amendment to the Articles of
                    Incorporation and the By-laws of the Fund;

                 B. Each Registration Statement filed with the Securities and
                    Exchange Commission and amendments thereto in effect with respect to the Shares;



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                 C. Certified copies of each resolution of the Board of
                    Directors authorizing officers to give instructions to Services Inc.;

                 D. Specimens of all new stock certificates, accompanied by
                    Board of Directors resolutions approving such forms;

                 E. Forms and terms with respect to new plans which may be
                    instituted and such other certificates, documents or opinions which Services Inc. may from time to time, in its discretion, deem necessary or appropriate in the proper performance of its duties.

         4. Authorized Shares. The Fund certifies to Services Inc. that as of the date of this Agreement it has authorized 10,000,000 Shares, and, at the close of business on May 14, 1970 will deliver to Services Inc. a certificate setting forth the number of Shares issued and outstanding as of said close of business.

         5. Registration of Shares. Services Inc. shall record issues of Shares and shall notify the Fund in case any proposed issue of Shares would result in an over-issue as defined by Section 8-104(2) of the Uniform Commercial Code (Annotated Code of Md. Art. 95B) and in case any proposed issue would result in the issuance of more Shares than are registered with the SEC, and in such instances shall refuse to countersign and issue said Shares which would result in such over-issuance. Services Inc. shall have no obligation to the Fund, when countersigning and issuing Shares, whether evidenced by certificates or in uncertificated form, to take cognizance of any law relating to the issue and sale of Shares, except as specifically agreed in


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writing between Services Inc. and the Fund, and shall have no obligation to any shareholder except as specifically provided in Sections 8-205, 8-208 and 8-406 of the Uniform Commercial Code.

         6. Stock Certificates. The Fund shall supply Services Inc. with a sufficient supply of blank stock certificates and from time to time shall renew such supply upon its request. Such blank stock certificates shall be properly prepared and signed, manually or by facsimile, if authorized by the Fund, and shall bear the corporate seal of the Fund or a facsimile thereof; and notwithstanding the death, resignation or removal of any officer of the Fund authorized to sign certificates of stock Services Inc. may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Fund.

         7. Checks. The Fund shall supply Services Inc. with a sufficient supply of blank checks for the bank accounts of the Fund in order for Services Inc. to prepare checks for the payment of dividends, capital gain distributions, and payments in connection with the redemption of shares in accordance with this Agreement. Services Inc. is authorized to sign, under the control and supervision of an authorized officer of the Fund, any such checks in the name of the Fund with the facsimile signature of the President or any Vice President and the Treasurer or an Assistant Treasurer of the Fund whose signature has been certified to Services Inc. until otherwise directed by the Fund.


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         8.  Record Keeping.  Services Inc. shall maintain records showing for each shareholder's account the following:

                 A. Name(s), address, tax identification number, and account number;

                 B. Number of Shares held;

                 C. Historical information regarding the account of the
                    shareholder, including but not limited to date, price per share, amount of each purchase and redemption, the amount of all dividends paid and the date, price per share and amount of all dividends reinvested;

                 D. Any stop order placed against the shareholder's account;

                 E. Information with respect to any withholding;

                 F. Any special instructions and information furnished by the
                    Fund, such as source of subscriptions and blue sky data, and such correspondence relating to the current maintenance of the shareholder's account as is reasonably requested by the Fund.

         9. Subscriptions and Issuance of Shares. Upon receipt of a Subscription Application or other subscription order which has been processed by the Fund, Services Inc. will:

                 A. Compute the number of Shares to which the subscriber is entitled according to the price of Fund Shares as provided by the Fund for purchases made at that time and date;

                 B. In the case of a new shareholder, establish an account for each shareholder, including the information specified in
                    Section 8 hereof;

                 C. Mail to the shareholder a confirmation of said purchase on a form approved by the


                                      -5-
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                    Fund, including all information called for thereon, and send a copy of such confirmation to the Fund;

                 D. If a certificate is requested by the shareholder, prepare, countersign, issue and mail, not earlier than 10 days after a check paying for the Shares has been received by the Fund, to the shareholder at his address as set forth on said Subscription Application or other subscription order, a Share certificate for full Shares.

     10. Redemptions. I. Upon receipt from the Fund of a certificate for Shares delivered for redemption, or of a request for redemption for uncertificated shares, in either case approved for redemption by the Fund, Services Inc. will process said redemption as follows:

                 A. If the certificate or request is in form satisfactory to
                    Services Inc. it shall process said redemption by computing the amount due for said Shares in accordance with the price of Fund Shares as provided by the Fund for redemptions at that time and date, and promptly confirm such redemption to the shareholder on the form provided by the Fund, including all information called for thereon, send a copy of such confirmation to the Fund and request the Fund to direct the Custodian to deposit the required monies for said redemption in the Fund's redemption account;

                 B. If such certificate or request is not satisfactory to
                    Services Inc., it shall promptly notify the Fund of such fact, together with the reason therefor;

                 C. On or prior to the seventh calendar day succeeding delivery of a certificate in proper form for redemption or a properly signed request in the case of an uncertificated account, Services Inc. shall prepare and mail a check for such redemption price to the shareholder; and


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                 D. Services Inc. shall cancel stock certificates on the day received in proper form for redemption and shall adjust uncertificated accounts for uncertificated Shares redeemed.

         II. Services, Inc. will undertake to redeem stockholdings in excess of 4.9% and small record holdings in accordance with the written instructions to it signed by the Fund's President or a Vice President and the Secretary or an Assistant Secretary, provided said instructions are accompanied by a certified copy of resolutions of the Board of Directors of the Fund authorizing the redemption pursuant to subsection (4) of Section B of Article SEVENTH of the Fund's Charter.

         11.  Administration of Fund Plans.

          I. Periodic Purchase Plan. Upon receipt of a Periodic Purchase Plan Order Form which has been processed by the Fund, Services Inc. will:

                 A. Carry out the steps provided for in Section 9, including as part of the confirmation form a reminder for the next purchase;

                 B. Enter into agreement with applicants who also wish to
                    purchase life insurance issued by Sentry Life Insurance Company and to pay by means of a single check for said insurance and for Shares purchased under the Periodic Purchase Plan; and

                 C. Perform all other administrative and clerical duties
                    required for the operation of the Periodic Purchase Plan and for the operation of the single check payment plan.

         II. Withdrawal Plan. Upon receipt of a Withdrawal Plan Application Form, which has been processed by the Fund, Services Inc. will:



                                      -7-
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                 A. Credit the number of Shares indicated by the Fund to the shareholder's Withdrawal Plan Account and if additional shares are being purchased take all other appropriate steps called for under Section 9(A), (B) and (C);

                 B. On the 20th day of each month, or, if the 20th day is not a business day, the nearest business day to the 20th of each month, compute the number of Shares required to be redeemed for that month's withdrawal payment and withdrawal fee and prepare and deliver to the Fund a confirmation of the number of Shares being redeemed and request the Fund to direct the Custodian to deposit the required monies for said redemption and withdrawal fees in the Fund's redemption account;

                 C. Prepare and mail on or before the seventh day following each redemption a check for the appropriate amount to each participant or appropriate designee entitled to a withdrawal payment and an advice reflecting such transactions;

                 D. Prepare a check to its own order for the payment of
                    withdrawal fees; and

                 E. Perform all other administrative and clerical duties
                    required for the operation of the Withdrawal Plan.

      III. Letters of Intent. Upon receipt of a Letter of Intent Form, which has been processed by the Fund, Services Inc. will:

                 A. Carry out the steps provided for in Section 9, and determine the number of shares to be held in escrow; the confirmation shall reflect that an indicated number of shares are being held in escrow;

                 B. Notify the Fund and the Shareholders when shares are
                    released from escrow, and, if the shareholder has requested certificates, prepare, countersign, issue and mail to shareholder a Share certificate for full shares; and



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


                 C. If the intended purchase is not made within the allotted period, as determined by Services Inc., redeem the number of escrowed shares necessary to pay any additional sales charges which might be due; notify the Fund and request it to direct the Custodian to deposit the required monies for said redemption in the Fund's redemption account; prepare and deliver a check for the appropriate amount to the Underwriter; notify the Fund and the shareholder that the remaining shares, if any, have been released from escrow; and prepare, countersign, issue and mail a certificate for full shares when requested to do so by the shareholder.

         12. Transfer of Shares. Upon delivery by the Fund to Services Inc. of a Share certificate for transfer, or receipt by it of an order for the transfer of Shares in the case of uncertificated accounts, in either case with such endorsements, instruments of assignment or evidence of succession as may be required by Services Inc. and accompanied by payment of such transfer taxes, if any, as may be applicable, Services Inc. will verify the balance of Shares in the account, record the transfer of ownership of the Shares in the stock records of the Fund in accordance with the instruments of transfer, cancel certificates for Shares surrendered for transfer, and issue, record, countersign and mail new certificates for a like number of Shares in the case of certificated accounts and mail confirmation statements in the case of uncertificated accounts. Services Inc. shall be responsible for determining that certificates, orders for transfer, and supporting documents, if any, are in proper legal form for the transfer of Shares.



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         13.  Refusal to Redeem or Transfer.  Services Inc. reserves the right to refuse to redeem or transfer Shares until reasonably satisfied that the endorsement on the certificate or request presented is valid and genuine, and for such purpose may require where necessary or appropriate a guarantee of signature. Services Inc. also reserves the right to refuse to redeem or transfer Shares until satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal in good faith to make transfers or redemptions which it, in its judgment, deems improper or unauthorized. Notwithstanding the foregoing, Services Inc. shall redeem or transfer Shares even though not satisfied as to the endorsement or legal authority if the Fund first agrees to indemnify Services Inc. to its reasonable satisfaction against all expenses and liabilities to which it might, in its judgment, be subjected by such action.

         14. Dividends and Capital Gains Distributions. The Fund will promptly inform Services Inc. of the declaration of any dividend or other distribution with respect to the Shares, including the amount of distribution, record date and payable date. Services Inc. will at least seven days before the payable date of any such dividend or other distribution provide the Fund with a list of all accounts entitled to the dividend or distribution, the amount of dividend or distribution to be received by each account, whether such dividend or such dis-



                                      -10-
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tribution is to be paid in cash or reinvested in Shares and the total amount of cash required for the payment of such dividend or distribution. Upon instructions by the Fund, Services Inc. will prepare, and on a day not earlier than the business day before the payable date will mail to shareholders, where applicable, checks for such dividend or distribution. For shareholders whose dividends or distributions are to be reinvested in shares, Services Inc. will compute for the Fund the number of shares required for the payment of such dividend or distribution based on the net asset value applicable to subscriptions renewed prior to noon on the payable date. Upon instructions by the Fund, Services Inc. will prepare and within five business days after the payable date will mail, where applicable, confirmation statements and/or stock certificates for such dividend or distribution.

         15. Mailings. Services Inc. shall take all steps required, including the addressing of envelopes, to make the following mailings to shareholders:

                 A. Services Inc. shall mail to shareholders the checks,
                    confirmation statements and stock certificates specified in
                    Section 14 hereof; investment income dividends shall be mailed as required by the Fund, either quarterly or semi-annually, and one of such mailings shall include the capital gains distribution, unless other arrangements are made between the parties hereto;

                 B. Services Inc. shall mail reports furnished by the Fund to shareholders


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

                    on a quarterly or semi-annual basis as the Fund may request;

                 C. Services Inc. shall mail to shareholders annually proxy material for the annual meeting and the current prospectus of the Fund;

                 D. Services Inc. shall mail to the shareholders annually the capital gains letter;

                 E. Services Inc. shall make the mailings required by other
                    Sections hereof;

                 F. Services Inc. shall include in any of the above mailings such other enclosures as are reasonably requested by the Fund; and

                 G. Services Inc. shall make such other mailings upon such terms and conditions and for such fees as are agreed to by the parties from time to time.

     16. Fees. The Fund shall pay to Services Inc. for its services hereunder fees computed as set forth in Schedule A hereto.

     17. Out-of-Pocket Expenses. The Fund will reimburse Services Inc. for any and all out-of-pocket expenses and charges incurred in performing services under this Agreement, including but not limited to, postage (except for postage for advertising material used by the Underwriter) and the cost of any and all forms of the Fund and other materials used by Services Inc. in communicating with shareholders of the Fund.

     18. Instructions, Opinion of Counsel and Signatures. At any time Services Inc. may apply to an officer of the Fund for instructions, and may consult counsel for the Fund or its own counsel, in respect of any matter arising in connection with this Agreement, and it shall not be liable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice or opinion of such counsel. Services Inc. shall be protected in acting upon any such instruction, advice or opinion and upon any other paper or document delivered by the Fund or such counsel believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any officer or agent of the Fund, until receipt of written notice thereof from the Fund.

     19. Tax Information Returns and Reports. Services Inc. will prepare and file with the Internal Revenue Service and with the appropriate State agencies, and mail to shareholders; such information returns and reports for reporting dividends and other distributions paid as are required to be so filed and mailed, and shall withhold such sums from dividends and distributions to foreign shareholders as are required to be withheld under applicable Federal income tax laws, rules and regulations.

     20. Information to be Furnished to Fund. Services Inc. shall furnish to the Fund lists of all issuances, redemptions and transfers of Shares, copies of all confirmations to shareholders and such other information, including shareholder lists for the Annual Meeting and other purposes, and statistical in-


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

formation in such form and at such times as the Fund may reasonably request, including (i) a cumulative historical list of all issuances, redemptions and transfers of shares, (ii) reports by states of shares sold therein specifying dollar amounts thereof, (iii) a journal of subscriptions receivable and refunds and redemptions payable, (iv) a list of certificates issued and redeemed by account and (v) a list of sources of subscriptions.

         21. Information to be Furnished to Shareholders. Services Inc. will prepare and mail to each shareholder, at such time or times and in such form as is reasonably requested by the Fund, a summary of the purchases, redemptions, transfers and dividend activity in each such shareholder's account.

         22. Disposition of Books, Records and Cancelled Certificates. Services Inc. will retain all books, documents and records no longer needed for current purposes and stock certificates which have been cancelled in transfer or in redemption and safely store such books, documents, records and stock certificates for future reference for at least ten (10) years after their preparation or for such period as is required by the Investment Company Act of 1940, or the Rules and Regulations issued thereunder, whichever period is longer; provided, however, that after three (3) years from their date of preparation said books, documents, records and stock certificates may be placed on microfilm and the originals destroyed.

         23. Fund's Securities Law Responsibility. The Fund assumes full responsibility for the preparation, contents and distribution of each prospectus of the Fund, and for complying with all applicable requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and any laws, rules and regulations of government authorities having jurisdiction.

         24. Certificate Stop Orders. If Services Inc. receives written notice from the Fund or a shareholder that the shareholder has lost or has not received a certificate or that such has been stolen or destroyed, Services Inc. shall place a "stop" against the certificate so that the certificate will not be redeemed or transferred without inquiry. Services Inc. shall promptly forward to the Fund a notice of any such "stop" and from time to time a list of all stock certificates which have been placed in the stop-order file. Services Inc. shall remove a "stop" only upon the presentation of evidence satisfactory to it and the Fund.

         25. Replacement of Stock Certificates. Services Inc. may issue a new certificate in place of a certificate represented as not having been received or to have been lost, stolen, seized or destroyed upon receiving instructions from the Fund and indemnity satisfactory to Services Inc. and the Fund, and may issue a new certificate in exchange for, and upon surrender of, an identifiable mutilated certificate. Such instructions from the Fund shall be in such form as has been approved by the Board of Directors of the Fund and shall be in accordance with the provisions of the By-laws of the Fund governing such matter.



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


         26. Unclaimed and Undelivered Stock Certificates. Where a stock certificate is in the possession of Services Inc. for any reason, and has not been claimed by the record holder or cannot be delivered to the record holder, Services Inc. shall cancel said certificate and reflect as uncertificated Shares on the shareholder's account record the Shares represented by said cancelled certificate.

         27. Inspection of Stock Books. In case of any request or demand for the inspection of the stock books of the Fund, Services Inc. will endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. Services Inc. reserves the right, however, to exhibit the stock books to any person in case it is advised by its counsel that it may be held liable for the failure to exhibit the stock books to such person.

         28. Indemnification of Services Inc. The Fund will indemnify and hold Services Inc. harmless from any and all claims, actions, suits, losses, costs, damages and expenses, including reasonable expenses for counsel, incurred by it in connection with its acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instruction believed by it to have been executed by a duly authorized officer of the Fund, provided that this indemnification shall not apply to actions or omissions of Services Inc. in case of its own misconduct or negligence which shall be construed to include willful misfeasance, bad faith, or gross negligence in the performance of its duty, or reckless disregard of its obligations and duties under this Agreement, and further provided, that Services Inc. shall give the Fund prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of Services Inc.

         29. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         30. Dual Interests. It is understood that some person or persons are or may be directors, officers, agents or shareholders of both the Fund and Services Inc. and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided by specific provisions of applicable law.

         31. Amendment and Termination. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto and shall continue until terminated by one hundred eighty (180) days' written notice given by one party to the other. Upon termination hereof, the Fund shall pay to Services Inc. such compensation as may be due as of the date of such termination and shall reimburse Services Inc. for its costs, expenses and disbursements payable under this Agreement to such date. In the event that in connection with termina-tion a successor to any of the duties or responsibilities of Services Inc. hereunder is designated by the Fund by written notice to Services Inc., it shall, promptly upon such termination and at the expense of the Fund, transfer to such successor a certified list of shareholders of the Fund (with name, address, tax identification number and account number), a record of the account of each shareholder and the status thereof, and all other relevant books, records and data established or maintained by Services Inc. under this Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision at the expense of the Fund for assistance from Services Inc. personnel in the establishment of books, records and other data by such successor.

         32. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or sent by registered mail postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party it is agreed that the address of the Fund and that of Services Inc. for this purpose shall be 1421 Strongs Avenue, Stevens Point, Wisconsin 54481.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

ATTEST:                                         SENTRY FUND, INC.


/s/ Hamilton P. Viets                           By /s/  Donald M. Colby
-------------------------                          -----------------------
                                                              President



                                                SENTRY EQUITY SERVICES, INC.

ATTEST:                                         By  /s/ Charles R. Hoppe
                                                    -------------------------
                                                    Vice-President
/s/ Hamilton P. Viets
------------------------

                                   SCHEDULE A

         This Schedule A is attached to and made a part of the Agency Agreement ("Agreement") dated this 14th day of May, 1970 between Sentry Fund, Inc. ("Fund") and Sentry Equity Services, Inc. ("Services Inc.").

         The Fund is to pay Services Inc. a fee of $7.50 per account per calendar year for the services set forth in the Agreement; provided that the aggregate of said fee collected from the Fund shall not exceed Services Inc.'s cost for rendering said services under the Agreement. The fee of $7.50 per account will be charged with respect to any account in existence during any part of a calendar year. Said fees shall be payable quarterly at the end of each calendar quarter and for the calendar year ending December 31, 1970 shall be paid pro rata for the number of full months from the date hereof to December 31, 1970.

         Cost for rendering services under the Agreement shall be determined in accordance with generally accepted accounting practices consistently applied.

         Services Inc. shall determine within 60 days after the end of its fiscal year if the aggregate fee received hereunder exceeded its cost for rendering its services under the Agreement and to the extent said fee exceeded its cost, Services Inc. shall within 90 days after the end of that fiscal year refund said fee to the Fund.

         The Fund or its designated agent shall have the right, at reasonable times, to examine Services Inc.'s books and records in order to verify Services Inc.'s determination of costs hereunder.


                                                   SENTRY FUND, INC.
ATTEST:

/s/ Hamilton P. Viets                          By:/s/  Donald M. Colby
--------------------------                        ------------------------
                                                         President


                                                   SENTRY EQUITY SERVICES, INC.
ATTEST:

/s/ Hamilton P. Viets                          By: /s/ Charles R. Hoppe
------------------------                           ---------------------------
                                                         Vice-President

                                   AMENDMENT

It is hereby agreed that, effective January 1, 1976 Schedule A to the Agency Agreement dated May 14, 1970 between Sentry Fund, Inc. and Sentry Equity Services, Inc. is amended so that the second paragraph of Schedule A reads as follows:

         "The Fund is to pay Services, Inc. a fee of $8.50 per account per calendar year for the services set forth in the Agreement; provided that the aggregate of said fee collected from the Fund shall not exceed Services, Inc.'s cost for rendering said services under the Agreement. The fee of $8.50 per account will be charged with respect to any account in existence during any part of a calendar year. Said fees shall be paid quarterly at the end of each calendar quarter."

All other provisions and parts of said Agreement and its Schedule A will remain unchanged.

This Amendment is made in accordance with paragraph 31 of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers this 20th day of November, 1975.



                                               SENTRY FUND, INC.
ATTEST:

/s/ Hamilton P. Viets                          By  /s/ V. H. Holmes
------------------------                           -----------------------
Secretary                                              President


                                               SENTRY EQUITY SERVICES, INC.
ATTEST:

/s/ Hamilton P. Viets                          By  /s/   Charles R. Hoppe
------------------------                           -----------------------
Secretary                                               President